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                             CONFERENCE CALL REMARKS
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                           FOURTH QUARTER FISCAL 2006
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                                 APRIL 18, 2006
                              9:00 AM CENTRAL TIME
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                                      FINAL
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YOLANDA SCHARTON

Thank you and welcome everyone. On today's call are Jeff Noddle, SUPERVALU's chairman and CEO; and Pam Knous, corporate executive vice president and chief financial officer.

I remind you that the information presented and discussed today includes forward-looking statements, which are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. The risks and uncertainties related to such statements are detailed in our fiscal 2005 10-K, as well as subsequent filings related to SUPERVALU's proposed acquisition of certain assets of Albertson's, Inc.

Before I turn it over to Jeff, a quick note about today's call. We plan to keep our prepared remarks to a minimum today. As you know, we are in the final stages of completing the Albertson's transaction and we're close to


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achieving a number of additional milestones as we work toward closing the deal.

o The merger proxy is being reviewed by the SEC and we are hopeful that it will be finalized and declared effective by mid-May - at the latest.

o Coincident with that, we would be in position to file our 10-K and we would reach out to shareholders to discuss the merits of the acquisition and the prospects of the combined company - including guidance.

o    And finally, we expect to close by mid-June.

Given this timeline and the intense focus on these activities, we will not be providing any Fiscal 2007 guidance for SUPERVALU today - until we are farther along in our transition planning efforts. Rather we will follow the timeline I've just mapped out.

After today's call, we will have a question and answer session. Please limit yourself to only one question so we can accommodate everyone. I will be available after the call for additional questions. Here's Jeff.


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


JEFF NODDLE

Thank you, Yolanda. Good morning everyone and thanks for joining us. As Yolanda mentioned, the transaction is moving along as planned and we fully expect to close this transforming acquisition by mid-June.

SUPERVALU and Albertsons - as well as CVS and Cerberus - are working to complete the extensive documentation and regulatory filings to allow this very complex transaction to be closed as structurally required to effect the sale of:

o    the standalone drug operations to CVS,

o the premier retail properties of Jewel, Shaws and Star Markets, Acme, Bristol Farms and standalone Albertsons in Southern California and Northwestern United States - as well as the in-store pharmacies under the names of Sav-On and Osco,

o    and then, the other properties to Cerberus.

The opportunity to acquire some of the best retail grocery properties in the country and create a retail business model where approximately 73% of our


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combined retail revenues are derived from markets with a #1 and #2 share is unprecedented. We are well prepared to seize this opportunity.

To re-emphasize some of the information shared with you in our March investor presentations - which can be found on our web site -- we believe we paid the right price for these premier properties, which for their most-recently completed year delivered EBITDA to sales of 7.2 percent - as provided by Albertsons management.

On a simple combination basis for last year, excluding synergies, the transaction is double-digit accretive. We firmly believe the synergies are achievable, but more on that later...., and the cash flow characteristics of the business allow for the use of leverage to effect the transaction - while continuing to make the necessary investments in the business and steadily improving the credit characteristics.

Similarly, the opportunity to create an executive management team from the bench of two successful premier organizations is something we seldom have the chance to do --- and I have that opportunity today.


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To that end, I am in the process of finalizing my direct reports who will represent the executive leadership team of the New SUPERVALU. I plan to announce this new team - which will begin to shape the identity of the new SUPERVALU - by early May. This new team will deepen and broaden both our retail and supply chain bench. I have visited all new operating divisions and met with all leadership. The strength of those teams is impressive. And remember, that we have no overlap on the operating territories whatsoever.

I am very confident that the new SUPERVALU will be uniquely positioned in the retail grocery industry with a premier leadership team to not only leverage the scale of the new combined company but to deliver the most effective and innovative locally-driven merchandising model - allowing us to be successful in today's competitive landscape.

As Yolanda mentioned, we have a host of items that we are working to finalize:

o The merger proxy is being reviewed by the SEC and we are hopeful that it will be finalized and declared effective by mid-May - at the latest.


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o    We continue to work on our transition plans and we plan to provide earnings guidance as soon as possible - once these transition plans are farther along - hopefully by mid-May.

o At that time, we would reach out to shareholders to discuss the merits of the acquisition and the prospects of the combined company.

o    And lastly, we expect to close by mid-June.

I would now like to update you on our efforts to combine the Albertsons acquired properties with SUPERVALU.

Ten transition teams across critical functions ranging from retail operations, merchandising, marketing, logistics, finance, IT, HR, communications, and more - are identifying best practices to leverage. We have over 200 people engaged with equal representation from both SUPERVALU and Albertson's.

Regular oversight is provided by the Enterprise Office - staffed by select executives from both companies. We have already invested many hours in this process and just held our third Steering Committee meeting last Friday.


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I am very pleased with the progress that has been made to date since we announced this transaction in late January.

As we have described for you, our efforts to combine these organizations is a very collaborative process with key management of both companies. Also, please remember that this transaction was structured in such a way that there is no in-market overlap - thereby focusing the synergy efforts on lower risk "back office" related activities and public-company, and not operations.

I am pleased to report that all the work to date supports our original synergy estimates and time frames -- as well as -- estimates for one-time costs related to the combination activities. We have seen nothing that changes that outlook.

Our efforts have been focused on ensuring that:

o    Day 1 of the new enterprise will be smooth,

o The right path has been set to deliver the economics of the combined enterprise, and


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o    The organizational structure is positioned to harness the collective strength that our combined expertise offers.

Before I turn the call over to Pam, who will cover the fourth quarter results, I want to emphasize that - at the operations level, we continue to focus on day-to-day execution. Since there is virtually no overlap with our existing retail network -- our retail banners and local management team can stay focused on their programs, customers and competitive environment.

Fiscal year 2006 was the year we invested in new growth initiatives and then turned our energies on what we believe will be a truly transformational acquisition for SUPERVALU.

At SUPERVALU, while some of the initiatives we implemented in fiscal 2006 were small in comparison to what we have ahead of us with the combination of the two companies, we believe they demonstrate our commitment to create innovative retailing solutions and services. Here are a few examples:


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o    The launch of W. Newell & Co, our new specialty produce company addresses the growing consumer demand for fresher, higher-quality produce - including organics. We now serve more than 500 customers and ship more than 300,000 cases per week. It took a while, but I am very pleased that service levels now exceed 96 percent and inventory turn on the top 100 fresh items is below 1.5 days.

o The launch of a new retail format - Sunflower Market - represents a new value-priced natural and organic retail format that leverages our "small box" retail expertise to make natural and organic products available to a much wider spectrum of shoppers at attractive price points. This is just one example of our unique multi-format retail strategy that leverages a strong supply chain backbone and empowers our associate team through customized and innovative local merchandising. Our first store is performing well and - at least 3 new stores are coming on stream by October.

o Another activity launched this year is the introduction of SUPERVALU's Nature's Best brand of private label natural and


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     organic products across the SUPERVALU network. These proprietary products will not only be featured in Sunflower Market, but will also be available to all of our corporate stores and our supply chain customers. Nearly 100 sku's will be on store shelves next week and we expect to have more than 40 additional products rolled out by this fall.

o In Fiscal 2006, we continued our focus on further enhancing the competitiveness of our store fleet through ongoing remodeling initiatives. Our corporate-owned regional store fleet finished the fiscal year in strong condition, with roughly 80 percent of stores new or newly remodeled within the last seven years. At Save-A-Lot, 50 licensed stores were remodeled this past year -- updating earlier generations of Save-A-Lot stores to current new-store standards, including equipment and branding image. A commitment to remodeling provides the platform from which to launch new, innovative, regionally-tailored merchandising programs that respond to our changing demographics.


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o    In Fiscal 2006, we aggressively invested in "future state" supply chain technologies to enhance our supply chain potential. This next generation logistics and material handling technology is an example of our unparalleled supply chain expertise and commitment to separating ourselves from our competitors that can be leveraged across a wider network of both company-owned stores as well as our independent supply chain customers.

o While Pam will cover this in more depth, Fiscal 2006 was a year where we also divested non-strategic assets, mostly notably Shop `n Save Pittsburgh, the stand alone Deals stores, as well as the Cub stores in Chicago as we continue to drive to enhance our return on invested capital.

Now I'd like to turn it over to Pam to walk through our Fiscal 2006 fourth quarter and full year results.




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PAM KNOUS

Thanks Jeff and good morning. I'll quickly discuss the landscape, and our results for the quarter and the full year.

During our fourth quarter, which ran from early December until late February:

o Higher fuel prices continued to pressure the sales environment and consumers maintained a relatively defensive spending posture.

o Also, the competitive landscape remained promotional as retailers invested in gross margins to cultivate sales. The retailing industry has also stepped up its remodeling activity.

o And, product cost increases - or food inflation - increased over the prior year by more than 2 percent, with the produce and grocery categories generating the largest year-over-year increases.

Now, to our results:

We reported fourth quarter total net sales of $4.6 billion, relatively unchanged in comparison to last year's fourth quarter. Total net sales reflect the disposition of our Cub properties in Chicago and sale of certain individual Pittsburgh stores late in the quarter. And when you include the


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March sale of Deals, these divestitures would represent approximately $900 million in sales on an annual basis. The decrease in retail sales in the fourth quarter was offset by improved sales performance in our supply chain services segment, including sales from the acquisition of TLC.

The company reported fourth quarter diluted earnings per share of $0.04, which reflected a host of items during the period, totaling approximately $72 million, after tax - or $0.51 per diluted share - related to:

o our sale of 26 Cub Chicago stores, which had a $0.42 per diluted share impact; as you know, these stores were sold to facilitate our pending acquisition,

o the Q1 F'07 sale of 138 Deals stores, for which we incurred a $0.06 impairment charge related to technology investments,

o the sale of Pittsburgh stores to independent retailers, which accounts for $0.02 primarily for store sales occurring in Q4,

o as well as approximately $.01 per share of incremental costs related to our ongoing efficiency and automation initiatives in our supply chain segment.


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Gross profit as a percent of sales was 14.7%, down approximately 60 basis points from last year's fourth quarter, primarily reflecting the change in customer mix, higher LIFO expense, and losses incurred related to minority owned investments.

Selling and administrative expenses as a percent of sales increased to 13.9%, approximately 210 basis points higher than last year's fourth quarter. The increase, as a percentage of sales, primarily reflects the charges taken in the quarter relating to Cub Chicago, Deals and Pittsburgh. Absent these items, SG&A was 11.5% versus 11.8%, reflecting lower benefit and incentive related costs which more than offset higher expenses, primarily utilities and property taxes.

So, to recap the year, on January 10 we updated full year F'06 guidance on a fully diluted basis to $1.89 to $1.94 per share, which included 43 cents per share of charges through the first nine months of the year.

Since that update, we have separately announced the sale of our stores in Chicago, and an impairment charge incurred as a result of our decision to sell the stand-alone Deals stores.


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So, let's reconcile for the full year. We reported diluted earnings per share of
$1.46. This included the following per share amounts:

     42 cents for Cub Chicago
     26 cents for Pittsburgh
     9 cents for growth initiatives
     6 cents for Deals
     2 cents for Katrina
     and 2 cents for terminated acquisition activities, for a total of $0.87 in charges.

So, therefore, on an adjusted basis, this equates to $2.33 per diluted share, which also includes 2 cents of restructuring charges. Excluding the previously disclosed $.09 of supply chain growth initiatives, results are $2.24 per share, matching consensus. So in total, our full year results were in line with our guidance.


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Several of these items will impact F'07 results as the sale of the Pittsburgh stores and Deals are finalized. We expect to incur an additional $.03 to $.04 per share of charges in the first half of 2007.

In addition, we will continue to invest in the supply chain automation project throughout fiscal 2007 and are hopeful of a launch after the year end holidays.

I would now like to turn my comments to the pending acquisition. As you know, one of our priorities is to appropriately deploy capital in our expanded retail network.

We wanted to share with you some of the anticipated capital plans for next year. As we shared with you on past investor calls, the cap ex spend for next year is a combination of the two companies existing plans - or approximately $1.1 billion.

Many of these projects are well underway, but we thought we would highlight a few for you.


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Jewel                      -        6 new; 18 major remodels
Shaws                      -        5 new; 14 major remodels
SoCal                      -        6 new; 13 major remodels
Farm Fresh                 -        5 new; 3 major remodels
Shop'N Save St. Louis      -        4 new; 2 major remodels
Acme                       -        2 new; 11 major remodels
Shoppers Food              -        2 new; 7 major remodels
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A total of 30 new stores before 5 stores for Sunflower and approximately 75 stores for Save-A-Lot with approximately 35 corporate locations. Save-A-Lot will actually be entering two new markets next year - the Pacific Northwest and south Texas. As well, their remodel program, although rolling out slower than originally anticipated, should result in a total of 250 remodeled locations by the end of F'07.

We have also said that on a go-forward basis, we will have the opportunity to prioritize the capital spend across the entire new combined company. As you are aware, SUPERVALU has spent the last several years upgrading its entire fleet --- achieving 80% new or newly remodeled in the


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last SEVEN years for the first time in F'05. Albertsons currently estimates that its fleet's age would be approximately 85% new or newly remodeled over the last 10 years. We will be committed to investing across the entire network to achieve the 80% goal of new or newly remodeled in the last 7 years - over the next few years with the majority of the capital spend being in projects that impact our customers "in store" experience.

Our new store and remodeling plan reinforces our commitment to our store fleet - but also positions us competitively against our peers in terms of capital spending as a percent of retail sales - as we presented to you in our March road show.

In regards to financing for the acquisition, we are very pleased with the progress we have made to put in place our new $4 billion Facility. We have completed syndication thru the Agent phase and expect to launch full syndication in early May. The general terms, conditions, and structure are as disclosed in our proxy statement, with the only security being the pledge of stock in U.S. subsidiaries subject to the limitations in the existing indentures.


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Many of you have probably seen Moody's recent rating action, lowering ratings for both SUPERVALU and Albertsons. We certainly expected this action, and with the transaction clearly headed towards closing in June, Moody's believed it appropriate to lower the rating at this time.

At year end, I am very pleased to report our strong cash position of $686 million. It reflects strength of operations, a year-over-year one day reduction in inventory days supply, no significant or unusual tax liabilities; and therefore, this cash is substantially available to fund a component of the total cash requirement for the acquisition.

Even though not associated with the acquisition, the cash proceeds from the sale of Deals are also now available - along with any positive cash flow we generate between now and closing.

You may have noted that the NYSE has posted our tentative shareholders meeting date as May 30, 2006. We are still in the SEC review process, but as a matter of mechanics we needed to select a record date and a corresponding meeting date. The May 30 date merely reflects the earliest practical date and is subject to change. The actual meeting date will


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depend on how long it takes to complete the SEC review process. We are hopeful for an early to mid June closing date.

We are well positioned to close on the acquisition. We will apply a disciplined approach to managing our assets to improve financial returns and credit statistics over time with a goal to return to investment grade over the next several years.

Now I would like to turn the call back to Jeff.
Thanks Pam,

To recap, SUPERVALU is poised to acquire the premier retail properties of Albertsons, which totals to more than 1,100 stores. We believe that this is, indeed, the right deal at the right time. The transaction would make SUPERVALU the number 3 grocery retailing company in the country. We believe this deal makes tremendous sense on many other fronts:

       - First, it will strengthen the footing of both companies as we address a changing competitive environment and consumer preference. Grocery preferences are intensely localized and


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          this deal will create a national grocery retail footprint with the in-market intelligence and format flexibility to properly cater to the customer with right mix of merchandizing, shopping experience, and price.

       - Next, this deal will be truly transformational in scope and scale. Retail revenue will jump from just over 50 percent of our overall mix today, to roughly 80 percent. Today, EBITDA derived from retail is about 67 percent. This deal will catapult that number to nearly 90 percent. And I'll reiterate that the New SUPERVALU would generate approximately 73 percent of combined retail revenues from markets with #1 and #2 share positions.

       - Third, the deal will create a significantly more profitable company. When excluding one-time transaction costs, we expect the transaction to be immediately double-digit accretive, which is very unusual for a deal of this size using both leverage and additional equity.


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       -  Fourth, our commitment to managing this business for cash flow means that we will have sufficient cash to BOTH fuel the capital expenditure required to stay competitive, and steadily pay down debt as we march back to investment grade.

       - And finally, the combination of these two companies creates a bench of some of the very best leaders in the grocery industry. I look forward to sharing the names of our executive management very soon.

In summary, we end Fiscal 2006 with the prospect of a very bright future as we look out toward creating a new enterprise that presents so much promise. The New SUPERVALU will embody:

o    The industry's best regional nameplates

o    A broad-based future growth potential

o    And the right formula for sustainable grocery retail success

Now, I would like to open it up to questions.


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
                                 SUPERVALU INC.
                 RECONCILIATION OF FULL YEAR FISCAL 2006 CHARGES
                                                                                FULL YEAR FISCAL 2006
                                                                                After               Per
                                                                                Taxes             Diluted
                                                                            (in millions)          Share
                                                                                -----              -----
       Fiscal Year 2006 Earnings, As Reported (GAAP)                     $      206.2      $       1.46

            Cub Chicago                                                         61.2               0.42

            Pittsburgh                                                          38.1               0.26

            Growth Initiatives                                                  13.6               0.09

            Deal$ Impairment                                                     8.7               0.06

            Hurricane Katrina                                                    3.2               0.02

            Terminated Acquisition Activities                                    2.1               0.02

                                                                         --- ------------ ---- --------------
       Fiscal Year 2006 Adjusted Earnings                                $      333.1      $       2.33
                                                                         === ============ ==== ==============





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